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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

     BUSINESS CONTACT                             MEDIA CONTACT
     Scott Horvitz                                Jerry Parrott
     Vice President - Finance & Administration    Jerry Parrott & Associates
     3-Dimensional Pharmaceuticals, Inc.          703-757-0950
     610-458-6043                                 Page:  800-204-4337


       3DP REPORTS CHANGE IN STATUS OF ITS GPCR CRYSTALLIZATION PROJECT

Exton, PA - November 3, 2000 -- 3-Dimensional Pharmaceuticals, Inc. (Nasdaq:
DDDP) today reported that its G protein-coupled receptor (GPCR) crystallization project has not succeeded, as previously believed, in producing crystals and X-ray data required to determine the structure of the beta-2 adrenergic receptor, a drug target GPCR. The GPCR crystallization project is an early stage project that is partially funded by external grants. The Company's predominant focus is its internal R&D pipeline and collaborations based on its DiscoverWorks platform, both of which are unrelated to the GPCR crystallization project.

     The Company said that an internal inquiry was commenced when the possibility of a problem was determined in the course of normal research. The inquiry's preliminary conclusion is that a 3DP scientist may intentionally have submitted data and material for forming crystals that subsequently proved to be a different substance, having the same molecular weight as the beta-2 adrenergic receptor. 3DP has determined that its X-ray data generated in the Company's GPCR program matches the crystal structure of this different substance, rather than the beta-2 adrenergic receptor.

     "We believe that 3DP has as fine a group of drug discovery scientists as exists in any company in the world," said David C. U'Prichard, Ph.D., Chief Executive Officer. "Their integrity, their scientific creativity and their hard work are exemplary. The possibility of scientific misconduct by this one individual working in this early stage research project does in no way cast a cloud over the achievements of the 3DP research team. Despite this development, we continue to have a strong GPCR discovery platform, and we will continue to move forward with all of our research programs, including the GPCR crystallization project." Dr. U'Prichard emphasized that 3DP's major research effort is its internal drug development pipeline and its DiscoverWorks collaborations. "The early stage GPCR crystallization effort has no impact on our pipeline or our collaborations based on our DiscoverWorks platform," he said.
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     3-Dimensional Pharmaceuticals, Inc. is a post-genomics drug discovery company dedicated to revolutionizing small-molecule discovery. 3DP has developed and integrated a set of proprietary technologies called DiscoverWorks(TM), which accelerates and improves the drug discovery process and capitalizes on opportunities arising from human genome sequencing. 3DP technologies can be applied to virtually any disease target, and can produce compounds suitable for drug development in a more timely and cost-effective manner and with a higher probability of success than conventional methods. 3DP is using its technologies both to assist collaborators in discovering drug candidates, and to discover and develop the Company's own drug candidates for cardiovascular disease and cancer, which it currently intends to license at the pre-clinical or early clinical stage.

     Statements in this press release that are not strictly historical are "forward-looking" statements which involve a high degree of risk and uncertainty. Such statements are only predictions, and the actual events or results may differ materially from those projected in such statements. Factors that could cause or contribute to differences include, but are not limited to, the matters discussed in this announcement, risks associated with the Company's new and uncertain technologies, the Company's dependence on existing strategic alliances, the Company's dependence on patents and proprietary rights, the Company's protection and enforcement of its patents and proprietary rights, and development and availability of competitive products or technologies. Certain of these factors and others are more fully described in the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission.

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     NOTICE OF CONFERENCE CALL AND WEBCAST:  3DP will host a conference call and webcast to discuss this news release on Monday, November 6, 2000 at 8:30 a.m. Eastern time. The dial-in number to access this call is (800) 967-7184 or (719) 457-2633. Please call five to ten minutes prior to the scheduled start time. The live webcast can be accessed at http://videonewswire.com/3DP/110300 and will
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be available for 90 days following the webcast. A replay of the conference call will be made available for the convenience of those who are unable to call in at the scheduled time, beginning shortly after the call and remaining available through November 9, 2000. The conference call replay can be accessed by dialing
(888) 203-1112 or (719) 457-0820. The access code for the replay is 432232.